Exhibit 4.5

ENCANA CORPORATION,

as Guarantor

and

NEWFIELD EXPLORATION COMPANY,

as Issuer

and

U. S. BANK NATIONAL ASSOCIATION,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

dated as of March 1, 2019

to Senior Indenture dated as of February 28, 2001

Providing for the Guarantee

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of March 1, 2019, to the Indenture referred to below, among Newfield Exploration Company, a Delaware corporation, as issuer (the “Company”), Encana Corporation, a corporation amalgamated and existing under the laws of Canada, as guarantor (the “Guarantor”), and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee the senior indenture dated as of February 28, 2001 (the “Original Indenture”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee the following supplemental indentures to the Original Indenture (as so supplemented, the “Indenture”), providing for the establishment of the following series of securities (which constitute all of the issued and outstanding series of securities issued pursuant to the Original Indenture as of the date hereof): (i) the second supplemental indenture, dated as of September 30, 2011, providing for the issuance of 5 3/4% senior notes due 2022 (the “2022 Securities”), (ii) the third supplemental indenture, dated as of June 26, 2012, providing for the issuance of 5 5/8% senior notes due 2024 (the “2024 Securities”), and (iii) the fourth supplemental indenture, dated as of March 10, 2015, providing for the issuance of 5 3/8% senior notes due 2026 (the “2026 Securities” and together with the 2022 Securities and the 2024 Securities, the “Securities”);

WHEREAS, Section 901(6) of the Indenture permits the Company and the Trustee to enter into a supplemental indenture, without the consent of any Holders, to provide for the guarantee of the Company’s obligations under the Indenture and with respect to the securities issued under the Indenture by another Person;

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Securities (the “Guarantee”) issued by the Company, a wholly-owned indirect subsidiary of the Guarantor;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fifth Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel, an Officers’ Certificate and a Board Resolution pursuant to Sections 102, 901 and 903 of the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, all conditions necessary to authorize the execution and delivery of this Fifth Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantor have been done or performed and the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.         CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.         GUARANTEE.

2.1.	Agreement to Guarantee.

The Guarantor hereby fully and unconditionally guarantees to each Holder of Securities, the due and punctual payment of the principal of, premium, if any, and interest on the Securities, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Indenture. In case of the failure of the Company punctually to make any such payment of principal, premium, if any, or interest, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Securities, the Indenture or this Fifth Supplemental Indenture, any failure to enforce the provisions of the Securities, the Indenture or this Fifth Supplemental Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto or hereto, by the Holder of the Securities or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of the Securities, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Securities or the indebtedness evidenced thereby, and all demands whatsoever, and covenants that its obligations under this Section 2.1 will not be discharged except by statute of limitation or payment in full of the principal of, premium, if any, and interest on the Securities.

The Guarantor shall be subrogated to all rights of each Holder of the Securities, the Trustee and any Paying Agent against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 2.1; provided, however, that until the principal of, premium, if any, and interest on all Securities issued under the Indenture shall have been paid in full, such rights shall be exercised and enforced by the Guarantor only in such manner and on such terms as the Trustee may require or approve.

Any term or provision of the Indenture and this Fifth Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Securities guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Fifth Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Indenture shall apply to the Guarantor and that the Guarantor and the Company, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Indenture.

2.2.	Execution and Delivery.

To evidence its Guarantee set forth in Section 2.1 hereof, the Guarantor hereby agrees that this Fifth Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

2.3.	Release of Guarantee.

The Guarantee shall be automatically and unconditionally released and discharged, and the Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Guarantee and its obligations under the Indenture, without any action by the Company, the Guarantor or the Trustee, upon (i) satisfaction and discharge of the Indenture in accordance with Article 4 of the Indenture or (ii) Defeasance with respect to all of the outstanding Securities in accordance with Article 13 of the Indenture.

Upon any such occurrence specified in this Section 2.3, if requested by the Company, the Trustee shall, at the Company’s expense, execute any documents reasonably requested by the Company in order to evidence such release and discharge.

3.	CONSENT TO JURISDICTION.

(a) By the execution and delivery of this Fifth Supplemental Indenture, the Guarantor

(1) acknowledges that it has irrevocably designated and appointed CT Corporation System, 28 Liberty Street, New York, New York, 10005, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Indenture, the Securities or the Guarantee that may be instituted under U.S. federal or state securities laws in any federal or New York state court located in The City of New York, or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that CT Corporation System has accepted such designation and appointment,

(2) irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit or proceeding, and

(3) agrees that service of process upon CT Corporation System and written notice of said service to the Guarantor as specified in Section 105 of the Original Indenture shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as any of the Securities shall be outstanding.

(b) The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such court or any appellate court with respect thereto. The Guarantor irrevocably waives, to the fullest extent permitted by law, the defenses of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

4. EFFECT AND OPERATION OF THIS FIFTH SUPPLEMENTAL INDENTURE. Except as modified and amended by this Fifth Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. This Fifth Supplemental Indenture relates to each series of Securities. This Fifth Supplemental Indenture shall become effective immediately upon its execution and delivery.

5. GOVERNING LAW. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. SEVERABILITY. In case any provision in this Fifth Supplemental Indenture (including the Guarantee provided herein) or in the Original Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor.

10. TRUST INDENTURE ACT. If and to the extent that any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision of this Fifth Supplemental Indenture or the Indenture that is required to be included by the TIA, the provision required by the TIA shall control.

11. NO PERSONAL LIABILITY. No director, manager, officer, employee, incorporator, stockholder or shareholder of the Company or the Guarantor, as such, shall have any liability for any of the obligations of the Company or the Guarantor under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities waives and releases all such liability.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY, as Issuer

By:	/s/ David G. Hill
Name: David G. Hill
Title: Vice-President

ENCANA CORPORATION, as Guarantor

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: Executive Vice-President & Chief Financial Officer

By:	/s/ Nancy L. Brennan
Name: Nancy L. Brennan
Title: Corporate Secretary

[Signature Page to Fifth Supplemental Indenture]

U. S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Name: Alejandro Hoyos
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]